July 12, 2002




The American Funds Tax-Exempt Series I 1101 Vermont Avenue, N.W.
Washington, D.C.  20005

Dear Sirs:

     You have asked for our opinion with respect to the issuance of shares of The American Funds Tax-Exempt Series I (the "Trust") being registered pursuant to post- effective amendment No. 22 to the Trust's registration statement. We have examined and considered such information as we deemed relevant to this matter, including applicable provisions of the Massachusetts Statutes, the Trust's Declaration of Trust, pertinent resolutions adopted by the Trust's trustees, and the Trust's prospectus dated July 15, 2002. Based upon the foregoing, it is our opinion that the shares, when sold in compliance with the Trust's registration statement, will have been duly and validly authorized and issued as fully paid and non-assessable shares of the Trust.

     We hereby consent to the use of this letter by the Trust in connection with its filing of post-effective amendment No. 22 to the Trust's registration statement on Form N. 1A.

                                            Very truly yours,

                                            THOMPSON, O'DONNELL, MARKHAM,
                                            NORTON & HANNON



                                            John Jude O'Donnell

JJO/ah

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